UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  June 16, 2008

TGC INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-32472	74-2095844
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

101 E. Park Blvd., Suite 955

Plano, TX  75074

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (972) 881-1099

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Board of Directors of TGC Industries, Inc. (the “Company”) has appointed James Kevin Brata, a Certified Public Accountant, to the position of Vice President effective June 16, 2008.  Mr. Brata, age 53, is the former Assistant Corporate Controller of Sport Supply Group, an institutional direct marketer of sports equipment and supplies.  Prior to his employment at Sport Supply Group, Mr. Brata owned and operated South TX Outfitters, an executive development and event planning firm, from July of 2002 to December of 2006.  Neither Sport Supply Group nor South TX Outfitters has, or at any time in the past has had, an affiliate or other relationship with the Company.  There is no family relationship between Mr. Brata and any of the Company’s directors or executive officers.  There is no employment contract since Mr. Brata has been hired on an “at-will” basis.  Mr. Brata’s gross annual salary will be $125,000.  In addition, the Company’s Stock Awards Committee granted to Mr. Brata a restricted stock award for 10,000 shares of the Company’s common stock, with annual vesting of one-third of the shares beginning June 16, 2009.  Other than compensation paid in the ordinary course of business, Mr. Brata has no material contract or arrangement with the Company.

The Company’s Chief Financial Officer, Kenneth W. Uselton, has notified the Board of Directors of his intention to retire on or about September 30, 2008.  The Company expects that Mr. Brata will fill the vacancy of Chief Financial Officer at that time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TGC INDUSTRIES, INC.

Date: June 20, 2008	By:	/s/ Wayne A. Whitener
Wayne A. Whitener
President and CEO